Exhibit 99.1 NEWS RELEASE
Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Revenues Increase 86%
-Expects to Report Record Gross Profit and Cash Flow from Operations-

San Antonio, Texas - August 2, 2007 - ATSI Communications, Inc. (ATSI) (OTC BB: ATSX) announced today that the Company’s revenues for the 4th quarter ended July 31, 2007 reached $9,934,000. As a result, ATSI revenues increased 86% over $5,335,000 for the previous fiscal year’s 4th quarter ended July 31, 2006 and $1.8 million over the immediately preceding quarter ended April 30, 2007. The Company’s revenue improvement for the three months ended July 31, 2007 resulted in the 12th consecutive quarter of record revenue. ATSI also expects to report record gross profits for the period, its 5th consecutive quarter of positive cash flow from operations, and 3rd consecutive quarter of net earnings per share.

ATSI President and CEO, Arthur L. Smith stated, “I commend our sales and operations team for consistently exceeding performance goals. We had a corporate objective to reach $30 million in annual revenue for fiscal 2007 which we surpassed earlier than expected during the 4th quarter. We look forward to providing complete financial results for FY2007 when we file our Form 10KSB with the SEC, which we expect will occur in October. We will, at that time, also provide an outline of key goals and objectives for FY 2008.”

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.